SECOND AMENDMENT TO
MANUFACTURING & DISTRIBUTORSHIP LICENSE AGREEMENT

This Second Amendment (this "Amendment") dated May 20, 2025 is made as to that certain original Manufacturing & Distributorship License Agreement dated December 1, 2021 (the "Agreement" including any amendments thereto) and shall be deemed effective as of September 1, 2023 ("the Effective Date") to memorialize and ratify an oral understanding and past practice by and between LIMITLESS PERFORMANCE INC. (hereinafter referred to as "LPI" or "Licensor"), a California corporation, and LIMITLESS X INC., a subsidiary of Limitless X Holdings Inc. ("Limitless X" or "Licensee") (LPI and Limitless X collectively, "the Parties"), as follows:

WHEREAS, under the Agreement Licensor originally granted a license to Licensee to manufacture and distribute three different products: (i) NZT-48; (ii) SuperGreens Gummies 60 Pcs - 1 Mont; and (iii) Activated Charcoal Gummies - 1 Mont (products (ii) and (iii) together, the "Gummies").

WHEREAS, the license granted in the Agreement as to the Gummies was terminated effective as of October 1, 2023 (the "Termination");

WHEREAS, the Parties acknowledge and agree that the Termination does not affect the Agreement and the license granted thereunder or herein as it relates to NZT-48, NZT-48 Lions Mane, NZT-48 For Her, and OneShot Nootropic and other products as outlined below;

WHEREAS, the Parties amended the Agreement previously pursuant to that certain First Amendment to the Manufacturing & Distributorship License Agreement dated January 24, 2025 by and between LPI and Limitless X (the "First Amendment"); and

WHEREAS, the Parties hereby desire to clarify the scope and application of the Agreement and the First Amendment.

NOW THEREFORE, in consideration of the above facts, the mutual covenants and conditions below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The Agreement shall remain in full force and effect as to all the terms and conditions, and the rights and interest granted thereunder to the branding, manufacturing, and distributorship of NZT-48 and all products under the "NZT" product-line or that otherwise make use of the term "NZT" that (i) have already been developed and (ii) which may be developed in the future by LPI following the date of this Amendment. Without limiting the generality of the foregoing, the license granted under the Agreement, and all terms and conditions thereunder, shall also apply to "NZT-48 Lions Mane" and "NZT-48 For Her", which shall each be deemed as added to Exhibit A of the Agreement.

2. The terms and conditions of the Agreement shall also apply to and grant to the Licensee a license to the branding, manufacturing, and distributorship of the "OneShot Nootropic Pre-Workout" product and all products under the "OneShot" product-line or that otherwise make use of the term "OneShot" that (i) have already been developed and (ii) future products which may be developed by LPI following the date of this Amendment. The "OneShot Nootropic Pre-Workout" shall be deemed as added to Exhibit A of the Agreement.

3. The waiver of royalties as set forth in the First Amendment remains in full force and effect and shall apply to all of the products contemplated in the Agreement and in this Amendment including, without limitation, NZT-48, NZT-48 Lions Mane, NZT-48 For Her, the OneShot

Nootropic Pre-Workout, and all subsequent brands and product lines referenced in this Amendment, retroactively dating back to January 24, 2025, and until December 31, 2027 (or a later date if the Parties extend the royalty waiver), as provided in the First Amendment.

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

LIMITLESS X INC.	**LPI INC.**
DocuSigned by: Danielle Young 4FBCDFEED69F4A3	Signed by:
Danielle Young, Chief Operating Officer	Jaspreet Mathur, Officer